Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement of First Midwest Bancorp, Inc. on Form S-4 of our reports dated February 27, 2015 on our audits of the consolidated financial statements of NI Bancshares Corporation as of December 31, 2014 and 2013, and for each of the years in the three year period ended December 31, 2014, and to the reference to us under the heading “Experts” in the prospectus.

/s/ BKD, LLP

Decatur, Illinois

December 29, 2015